UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(Name of Registrant as Specified In Its Charter)

AB Value Partners, LP AB Value Management LLC Andrew T. Berger Bradley L. Radoff Mary Bradley
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, Bradley L. Radoff and the other participants named herein (collectively, the “AB Value-Radoff Group”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”).

On July 29, 2022, the AB Value-Radoff Group issued the following statement:

AB Value-Radoff Group Announces Acceptance of Latest Settlement Terms Proposed by Rocky Mountain Chocolate Factory

Looks Forward to Promptly Receiving a Standard Cooperation Agreement That Provides for the Addition of a New, Highly Qualified Director and Customary Terms

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC and Bradley L. Radoff (together with their affiliates, the "AB Value-Radoff Group" or "we"), who own approximately 17.6% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) ("Rocky Mountain" or the "Company"), today issued the following statement:

“Earlier this week, our representative informed Rocky Mountain’s legal counsel that we agree to all of the Company’s latest publicly disclosed settlement terms. The framework we have agreed to provides for the addition of our nominee to the Board of Directors and other customary terms. By compromising with Rocky Mountain, we hope to facilitate improved corporate governance and enhanced value creation over the long-term. We intend to engage in good faith to expeditiously finalize a cooperation agreement that can benefit all of the Company’s stockholders.”

Contacts

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Longacre Square Partners

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@longacresquare.com / bkirpalani@longacresquare.com